UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2010

HILL-ROM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Indiana	1-6651	35-1160484
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1069 State Route 46 East
Batesville, Indiana	47006-8835
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (812) 934-7777

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

See Item 5.02 below.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Chief Financial Officer

Mark Guinan, age 48, has agreed with Hill-Rom Holdings, Inc. (“Hill-Rom” or the “Company”) to become the Senior Vice President and Chief Financial Officer (principal financial officer) of the Company effective December 13, 2010.  Mr. Guinan previously held a variety of positions with Johnson & Johnson, most recently as the Chief Procurement Officer since October 2009.  Prior to that, he served as their Vice President- Finance, Global Pharmaceutical Group, their Vice President- Finance, Global R&D and Business Operations, and also held several positions in their Ethicon Endo-Surgery business.

Mr. Guinan has agreed to begin his employment with the Company on December 13, 2010.  His initial annual salary will be $450,000, and he will be eligible to participate in the Company’s Short Term and Long Term Incentive Compensation Plans, at a level equal to 75% and 200%, respectively, of his annual salary.  He will receive a sign-on award of $1,250,000 comprised of shares of restricted stock units of Hill-Rom, and an award of 25,000 Hill-Rom non-qualified stock options.  These equity awards will vest in one-third increments on the first, second, and third anniversaries of the grant date.  Mr. Guinan will also receive a cash sign-on award of $200,000, but will be required to reimburse the Company this amount should he voluntarily leave within two years of his start date.

If Mr. Guinan is terminated without cause or terminates for good reason, the Company is required to pay severance equal to twelve months of base salary.  The employment agreement also contains a limited eighteen month non-competition and non-solicitation agreement.  He will also be eligible for other benefits that are commonly found in executive employment agreements.

Mr. Guinan has also executed the Company’s standard indemnity agreement (which obligates the Company to indemnify Mr. Guinan to the full extent permitted by the laws of the State of Indiana) and limited recapture agreement (which provides for the recapture of performance-based compensation and trading profits in the event of misconduct by Mr. Guinan that leads to a material restatement of the Company’s financial statements).  Mr. Guinan and the Company will also execute the Company’s standard form of change in control agreement on or shortly after his commencement of employment.

1

Departure of  Chief Financial Officer

Gregory Miller, Chief Financial Officer of the Company will step down from that position effective December 13, 2010, and will cease serving as the principal financial officer of the Company on such date.  He will remain an employee of the Company until December 31, 2010, when his employment agreement and change of control agreement with the Company will terminate (the “Termination Date”).

In connection with these events, Mr. Miller and Hill-Rom have entered into a Letter Agreement (the “Letter Agreement”) dated November 1, 2010, which sets forth the terms of his separation from the Company.  Pursuant to the Letter Agreement, Mr. Miller will be entitled to receive all the termination benefits set forth in his employment agreement with the Company, except that his severance of $400,000 will be paid in a single lump sum on the Termination Date, rather than over 12 months as specified in his employment agreement.  In addition, Mr. Miller will receive a payment equivalent to 25% of his base fiscal year 2011 short-term incentive compensation (“STIC”) plan targeted bonus, or $60,000.

Mr. Miller and the Company plan to enter into a consulting agreement on or about January 1, 2011.  Under this consulting agreement, the terms of which are set forth in the Letter Agreement, Mr. Miller will be paid $33,333 per month for the duration of the consulting engagement, which will last until the earlier to occur of his reemployment with another company or December 31, 2011.

The foregoing summaries of the agreements between the Company and Messrs. Guinan and Miller are qualified in their entirety by reference to the full text of these documents, copies of which are filed as Exhibits to this report and are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

Hill-Rom Holdings, Inc. issued a press release, dated November 1, 2010, which is attached hereto as Exhibit 99.1. This item is furnished, not filed, pursuant to Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

The following exhibits are filed herewith:

Exhibit No.	Exhibit

10.1	Employment Agreement between Hill-Rom Holdings, Inc. and Mark Guinan, dated November 1, 2010.

10.2	Limited Recapture Agreement between Hill-Rom Holdings, Inc. and Mark Guinan, dated November 1, 2010.

10.3
Form of Indemnity Agreement between Hill-Rom Holdings, Inc. and certain executive officers (Incorporated herein by reference to Exhibit 10.9 filed with the Company’s Form 10-K for the year ended September 30, 2003).

10.4	Letter Agreement between Hill-Rom Holdings, Inc. and Greg Miller, dated November 1, 2010.

99.1	Press Release by Hill-Rom Holdings, Inc., dated November 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL-ROM HOLDINGS, INC.

DATE: November 1, 2010	BY:	/S/	Susan Lichtenstein
Susan Lichtenstein
Senior Vice President of
Corporate Affairs,
Chief Legal Officer and
Secretary